EXHIBIT 12

                      THE CIT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts In Millions)

                                                            Six Months Ended
                                                                June 30,
                                                         -----------------------
                                                            1998         1997
                                                            ----         ----
Net income                                               $  165.4     $   163.8
Provision for income taxes                                   91.7          94.4
                                                         --------     ---------
Earnings before provision for income taxes                  257.1         258.2
                                                         --------     ---------
Fixed charges:
  Interest and debt expense on indebtedness                 502.4         456.7
  Minority interest in subsidiary trust
   holding solely debentures of
   the company                                                9.6           6.7
  Interest factor - one third of rentals on
   real and personal properties                               4.9           4.7
                                                         --------     ---------
  Total fixed charges                                       516.9         468.1
                                                         --------     ---------

    Total earnings before provision for income
     taxes and fixed charges                             $  774.0     $   726.3
                                                         ========     =========

Ratios of earnings to fixed charges                          1.50x         1.55x
                                                         ========     =========